Exhibit 99.1

Howard Hughes Holdings Appoints Former

Arch Capital CEO Marc Grandisson to Company’s Board of Directors

Grandisson to Purchase 1,131,273 Five-Year Warrants with $100 Strike Price

THE WOODLANDS, Texas - (April 20, 2026) – Howard Hughes Holdings Inc. (NYSE: HHH) (“the Company” or “Howard Hughes”) today announced the appointment of Marc Grandisson to its Board of Directors, effective May 7, 2026.

Mr. Grandisson is the former CEO of Arch Capital Group Ltd. (NASDAQ: ACGL), a global specialty insurance, reinsurance, and mortgage insurance company. He served as CEO from 2018 until his retirement in 2024, having been an integral member of Arch's founding team since 2001. Under his leadership, Arch grew into one of the most respected and profitable insurance companies in the world.

“Marc is considered one of the greatest insurance company CEOs of his generation, known for his expertise in cycle management and driving long-term profitability and diversified growth,” said HHH Executive Chairman Bill Ackman. “Under Marc’s leadership, first as President of Arch and then as CEO, Arch established itself as one of the world's preeminent specialty insurers and reinsurers. During his nearly seven-year tenure as CEO, Arch delivered a total shareholder return of 298%, or 23.2% per annum, compared to 144% and 14.4% for the S&P Insurance Index over the same period.1 Marc’s early career included foundational experience working with extraordinary insurance executives including Ajit Jain from Berkshire Hathaway and Paul Ingrey at F&G Re. We will greatly benefit from Marc’s extraordinary experience and wise counsel.”

Mr. Grandisson’s appointment comes at a pivotal moment for Howard Hughes as the Company is expected to close this quarter on its acquisition of Vantage Group Holdings, a leading specialty insurance and reinsurance company, which will serve as the cornerstone of HHH’s evolution into a diversified holding company.

1 Share price return figures are measured from March 2, 2018 (the last trading day prior to Mr. Grandisson’s promotion as CEO of Arch on March 3, 2018) to October 11, 2024 (the last trading day prior to the announcement of Mr. Grandisson’s retirement from Arch on October 14, 2024).

“Howard Hughes is at an important inflection point in its history, and I am honored to join the board to help the company achieve its long-term strategic vision,” said Marc Grandisson. “I look forward to working alongside my fellow directors to help build a great company and to create long-term value for shareholders.”

In connection with his appointment, Mr. Grandisson is investing $10 million to purchase, for fair market value, warrants on 1,131,273 shares of Howard Hughes common stock with a strike price of $100 per share and a term of five years. The warrants cannot be sold, transferred, or hedged for four years.

Mr. Grandisson will join the HHH board as one of Pershing Square’s appointees, replacing Ben Hakim. Mr. Grandisson will join Pershing Square as a partner in March 2027, at which time he will receive a one-time grant of 400,000 shares of Pershing Square Inc. (“PS”) restricted stock units which will vest over four years. PS is the prospective parent company of Pershing Square Capital Management, L.P. (“PSCM”).

About Marc Grandisson

Marc Grandisson is the former CEO of Arch Capital Group Ltd. (NASDAQ: ACGL), which he joined in 2001 and became CEO in March 2018. Born and raised in Quebec, Canada, he earned an undergraduate degree in Actuarial Science from Université Laval in 1990 and an MBA from the Wharton School of the University of Pennsylvania in 2000. He is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries and served as Chairman of ABIR (the Association of Bermuda Insurers and Reinsurers) from 2021-22. Prior to ACGL, he worked for Berkshire Hathaway, F&G Re, and Towers Watson. Mr. Grandisson is a minority investor in the NHL’s Carolina Hurricanes and the NBA’s Portland Trail Blazers.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings Inc. (NYSE: HHH) is a diversified holding company. HHH’s real estate subsidiary, Howard Hughes Communities, owns, manages, and develops one of the nation's preeminent portfolios of master planned communities and mixed-use assets, including Summerlin® in Las Vegas, The Woodlands® and Bridgeland® in Greater Houston, Ward Village® in Honolulu, and Teravalis™ in Greater Phoenix. With the acquisition of Vantage Group Holdings, HHH will add a leading specialty insurance and reinsurance platform as its second core operating subsidiary.

For additional information visit www.howardhughes.com.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P., based in New York City, is a SEC-registered investment advisor to permanent capital vehicles with approximately $31 billion of assets under management.

About Pershing Square Inc.

Pershing Square Inc., an alternative investment management company, is the prospective parent company of PSCM that will result from the statutory conversion of Pershing Square Holdco, L.P., the current parent company of PSCM, from a Delaware limited partnership to a Nevada corporation prior to the effectiveness of the Registration Statements.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Relations:

Cristina Carlson

Howard Hughes

cristina.carlson@howardhughes.com

646-822-6910

Francis McGill

Pershing Square

McGill@persq.com

212-909-2455

Investor Relations:

investorrelations@howardhughes.com

281-929-7700